As filed with the Securities and Exchange Commission on July 26, 2024

Registration No. 333-278888

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mangoceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	8099	87-3841292
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15110 N. Dallas Parkway, Suite 600

Dallas, Texas 75248

(214) 242-9619

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Jacob D. Cohen

Chief Executive Officer

Mangoceuticals, Inc.

15110 N. Dallas Parkway, Suite 600

Dallas, Texas 75248

(214) 242-9619

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Steven Lipstein, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4400

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment is being filed to deregister 13,220,829 unsold shares of common stock previously registered under the Registration Statement that were issuable upon conversion of 500 shares of Series B Convertible Preferred Stock.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF CERTAIN SECURITIES

On April 23, 2024, Mangoceuticals, Inc. (the “Company”) filed a registration statement on Form S-1, Registration No. 333-278888 (as amended on May 6, 2024, the “Registration Statement”), with the Securities and Exchange Commission to register the sale of up to an aggregate of 30,014,286 shares of our common stock, par value $0.0001 per share consisting of (i) one million (1,000,000) shares issued as a commitment fee in connection with the Company and the selling stockholder’s entrance into the ELOC (as defined on page 18 of the Registration Statement and described in the section of the Registration Statement entitled “Recent Events”); (ii) ten million (10,000,000) shares issuable under the ELOC using an adjusted price of $0.26 for the per share purchase price (based on a $2.6 million total purchase price divided by the average closing price of the common stock on the Nasdaq Capital Market for the three trading days ending on April 19, 2024 ($0.29) minus a ten percent (10%) discount for the purchase price of $0.26), (iii) three million three hundred thousand (3,300,000) shares issuable upon exercise of warrants issued at an exercise price of $0.26 per share (the “Warrants”), and (iv) 15,714,286 shares issuable upon conversion of 500 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) with each share having a stated value of $1,100 and having an assumed conversion price of the floor price of $0.035 per share held by the selling stockholders named in the Registration Statement. The Registration Statement was declared effective on May 9, 2024.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 13,220,829 unsold shares of common stock previously registered under the Registration Statement that were issuable upon conversion of 500 shares of Series B Preferred Stock. As of July 25, 2024, all 500 shares of Series B Preferred Stock were fully converted. The selling stockholder received 2,493,997 shares of common stock as a result of these conversions.

No other securities registered pursuant to the Registration Statement are being deregistered hereby.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on July 26, 2024.

MANGOCEUTICALS, INC.

By:	/s/ Jacob D. Cohen
Name:	Jacob D. Cohen
Title:	Chairman and Chief Executive Officer